SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2012

ECB BANCORP, INC.

(Exact name of registrant as specified in its charter)

North Carolina	000-24753	56-2090738
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Post Office Box 337

Engelhard, North Carolina 27824

(Address of principal executive offices) (Zip Code)

(252) 925-5501

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 25, 2012, ECB Bancorp, Inc. (the “Company”), the parent company of The East Carolina Bank, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Crescent Financial Bancshares, Inc. (“Crescent Financial”), the parent company of Crescent State Bank, pursuant to which the Company will merge with and into Crescent Financial. As part of the transaction, The East Carolina Bank will also merge with and into Crescent State Bank.

Under the terms of the Merger Agreement, at the effective time of the merger, each outstanding share of the Company’s common stock will be converted into 3.55 of a share of Crescent Financial common stock.

Following the consummation of the transactions contemplated by the Merger Agreement, three members of the Company’s board of directors will join Crescent Financial’s board of directors. In addition, Crescent Financial will also appoint three members of the Company’s board as members of the board of directors of Crescent State Bank, with one such member, A. Dwight Utz, President and Chief Executive Officer of the Company, to serve as Chairman of the board of directors of Crescent State Bank. Mr. Utz will also serve as President of Crescent Financial following consummation of the transaction.

Pursuant to the Merger Agreement, each of A. Dwight Utz, President and Chief Executive Officer of the Company; Thomas M. Crowder, Executive Vice President and Chief Financial Officer of the Company; James J. Burson, Executive Vice President and Chief Revenue Officer of the Company, and T. Olin Davis, Executive Vice President and Chief Credit Officer of the Company, will enter into an employment agreement, or an amendment to their existing employment/severance arrangement(s) with the Company, with Crescent Financial and Crescent State Bank.

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval of the merger by shareholders of the Company and Crescent Financial. The Merger Agreement contains provisions that provide for the termination of the Merger Agreement in certain circumstances, and such provisions may require the Company to pay Crescent Financial a termination fee of $2.0 million and expense reimbursement up to $500,000. Currently, the merger is expected to be completed in the first quarter of 2013.

The Merger Agreement contains usual and customary representations and warranties that the parties to the Merger Agreement made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement between the parties, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. The Company has also agreed not to solicit or initiate discussions with third parties regarding other proposals to acquire the Company and it has agreed to certain usual and customary restrictions on its ability to respond to such proposals, as more fully described in the Merger Agreement.

The foregoing summary of the Merger Agreement is not complete and is qualified in its entirety by reference to the complete text of the definitive agreement, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference in its entirety. In addition, a copy of the joint press release announcing the execution of the definitive agreement is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 7.01	Regulation FD Disclosure.

On September 25, 2012, Crescent Financial and the Company will conduct a conference call regarding the transaction. Pursuant to Regulation FD, the presentation materials to be used on that call are attached hereto as Exhibit 99.2.

On September 25, 2012, the Company will distribute Q&A materials regarding the transaction to its employees. Pursuant to Regulation FD, the Q&A materials to be distributed are attached hereto as Exhibit 99.3.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

2.1	Agreement and Plan of Merger, dated as of September 25, 2012, by and between ECB Bancorp, Inc. and Crescent Financial Bancshares, Inc.*

99.1	Joint Press Release dated September 25, 2012

99.2	Presentation Materials

99.3	Employee Q&A Materials

*	The registrant has omitted schedules and similar attachments to the subject agreement pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish a copy of any omitted schedule or similar attachment to the United States Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ECB BANCORP, INC.

Date: September 25, 2012	By:	/s/ A. Dwight Utz
A. Dwight Utz
President and Chief Executive Officer